Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of February 1, 2012 by and between Las Vegas Railway Express, Inc. a Delaware Corporation (the "Company") and Michael A. Barron ("Executive").

WITNESSETH:

WHEREAS, the Company and Executive desire to enter into this Agreement to assure the Company of the continuing and exclusive service of Executive and to set forth the terms and conditions of Executive's employment with the Company.

WHEREAS, Executive and the Company have agreed that to fill this critical executive position the Company and Executive must agree upon the amended terms and conditions set forth herein. The Company's Board further believes that it must provide the Executive with certain enhanced severance benefits upon Executive's termination of employment and to provide to the Executive, through enhanced financial security, incentive to continue providing services to the Company notwithstanding the possibility of a change of control.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.
Term: The Company agrees to employ Executive and Executive hereby accepts such employment, in accordance with the terms of this Agreement, commencing as of the date hereof and ending on the third anniversary of the date hereof unless this Agreement is earlier terminated as provided herein. Notwithstanding any other provision of this Agreement, the Company shall have an obligation to make any payments to Executive for Base Salary and Bonuses, as defined below and as required by this Agreement.

2.
Services and Exclusivity of Services: So long as this Agreement shall continue in effect, Executive shall devote Executive's full business time, energy and ability to the matters related thereto in order to perform duties as assigned by the Board of Directors of the Company (the "Board"). Executive shall use Executive's best efforts and abilities to promote the Company's interests and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Board.   Executive agrees to serve in such other executive capacities for one or more direct or indirect Affiliates of the Company as the Board may from time to time request, subject to appropriate  authorization by the Affiliate or Affiliates involved and any limitations under applicable law.   Executive agrees to faithfully and diligently promote the business, affairs and interests of the Company and its Affiliates.

Executive shall not, directly or indirectly, during the term of this Agreement engage in any activity competitive with or adverse to the Company's business, whether alone, as a partner, officer, director, employee or significant investor of or in any other entity. (An investment of greater than 5% of the outstanding capital or equity securities of an entity shall be deemed significant for these purposes.)

Executive represents to the Company that Executive has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered hereunder.

3.
Duties and Responsibilities:    In addition to his duties as an employee as discussed herein, Executive shall serve as Chief Executive Officer/President of the Company and temporally acting as Chief Operation Officer for the duration of this Agreement. Executive's duties as an Executive shall be overall responsibility and authority, subject to authorities and limitations as established by the "Board", to implement and continue to develop the business strategies of the Company. In the performance of Executive's duties, Executive shall report directly to the Board of Directors and shall be subject to the direction of the Board.

Executive agrees to observe and comply with the rules and regulations of the Company as adopted by the Board respecting the performance of Executive's duties and agrees to carry out and perform orders, directions and policies of the Company and its Board as they may be, from time to time, stated either orally or in writing. The Company agrees that the duties which may be assigned to Executive shall be usual and customary duties of the position(s) to which Executive may from time to time be appointed or elected and shall not be inconsistent with the provisions of the charter documents of the Company or applicable law. Executive shall have such corporate power and authority as shall reasonably be required to enable Executive to perform the duties required in any office that may be held, subject to the limitations on such powers imposed by the Board.

4.            Compensation:

Base Compensation:

During the term of this Agreement, the Company agrees to pay Executive a base salary at the rate of One Hundred and Eighty Thousand Dollars (180,000.00) per year payable in equal installments no less frequently than twice monthly from the date hereof to January 31, 2015, subject to increases at the discretion of the Board or the Compensation Committee of the Board, payable in accordance with the Company practices in effect from time to time. The Company and Executive have agreed that the salary shall be increased to Three Hundred Thousand Dollars (300,000.00) per year once the Board certifies an acceptable level of financing to the Company.

Incentive or Performance based Awards;

Executive shall be granted additional shares of common stock in the company upon the company's achievement of certain milestones. As CEO/President and COO, the Executive is deemed to have a significant impact on the ability of the company to achieve theses milestones and thus shall have earned the certain stock awards. Each award shall be granted immediately upon achievement of the individual stated milestones as follows:

A)   Upon the company's execution of a definitive agreement with Amtrak, employee shall be granted 1,000,000 shares.

B)    Upon the company's execution of a definitive agreement with BNSF, employee shall be granted 500,000 shares.

C)    Upon the company's execution of a definitive agreement with  Union  Pacific, employee shall be granted 500,000 shares.

D)    Upon the company's execution of a definitive agreement with a rail car provider, employee shall be granted 500,000 shares.

E)    Upon the company's completion of its operation of its first train between Los Angeles  and Las Vegas, employee shall be granted 1,500,000 shares.
Bonuses:

Executive shall be eligible for General Bonuses (as defined below) and Performance Bonuses (as defined below) as follows (collectively, "Bonuses"):

General Bonuses: Executive shall be eligible for bonuses in accordance with any bonus or other incentive compensation plans adopted and approved by the Board ("General Bonuses").

Additional Benefits: The Company agrees to provide the following "Additional Benefits" to Executive:

Payment of a medical plan coverage for Executive, his spouse and dependents limited to children, if any, at the expense of the Company, with such payment of coverage (or comparable coverage) to continue following termination of employment (other than for "Cause" or without "Good Reason" as each term is defined in this Agreement) until Executive and spouse are eligible for Medicare, Cobra coverage or if employed elsewhere and other insurance coverage is offered.

All rights and benefits for which Executive is otherwise eligible under any pension plan, profit-sharing plan, dental, disability, or insurance plan or policy or other plan or benefit that the Company or its Affiliates may provide for Executive or (provided Executive is eligible to participate therein) for employees of the Company generally, as from time to time in effect, during the term of this Agreement.

In the event the Company does not offer a medical and dental plan the Company agrees to pay for Executive's personal health plan.

Stock Options: Executive shall be eligible for stock option grants under the Company's stock option plans as administered by the Board or the Compensation Committee of the Board if made available in the future.

Perquisites: Executive shall be entitled to five weeks paid vacation and other perquisites in accordance with the plans, policies, programs and practices which are at least as favorable as those in effect with respect to other peer employees of the Company.

Auto Allowance: Executive shall be paid $1,000.00 per month payable on the lst of every month for the use of his automobile for Company related business.

Notes: The Employer shall acknowledge the execution of a certain promissory note in favor of Executive for accrued unpaid salary. All unpaid sums of money shall accrue interest in accordance with said promissory note (Exhibit A). Additionally, Employer acknowledges that Executive is owed additional sums of money as evidenced by Form 10K as filed with the SEC to include corporate resolutions (Exhibit B).

5.             Termination:

This Agreement and all obligations hereunder (except the obligations contained in Additional Benefits Sections 4, and Sections 7, 8, 9 and 10, (Confidential Information, Non-Competition, Non-Solicitation of Customers and Noninterference with Executives) which shall survive any termination hereunder) shall terminate upon the earliest to occur of any of the following:

Expiration of Term: The expiration of the term provided for in Section 1 or the voluntary termination by Executive or retirement from the Company in accordance with the normal retirement policies of the Company.

Death or Disability of Executive: For the purposes of this Agreement, disability shall mean the absence of Executive performing Executive's duties with the Company for a period of three (3) months period, as a result of incapacity due to mental or physical illness. If Executive shall become disabled, Executive's employment may be terminated by written notice from the Company to Executive.

For Cause or Without Good Reason: The Company may terminate Executive's employment and all of Executive's rights to receive Base Salary and Bonuses hereunder for Cause or upon the resignation of Executive without Good Reason. Termination for "Cause" shall mean termination of the Executive by the Company for any of the following reasons: (a) Executive's willful criminal misconduct or habitual neglect in the performance of his duties under this Agreement, (b) commission of any felony by Executive, (c) Executive's commission of any felony involving fraud, dishonesty or moral turpitude, (d) Executive's material breach of any material provision of this Agreement that remains uncured ten (10) days following receipt by Executive from Company of written notice thereof, unless such breach is of a kind not susceptible to cure within such ten (10) day period, (e) material violation of any Company policies by Executive,    (f)    Executive's    material    dishonesty,    moral,   turpitude,    fraud    or misrepresentation, if not disclosed, with respect to his material duties or Executive's misrepresentation in inducement to enter into this Agreement, or (g) any willful or intentional action or inaction by Executive resulting in any injury to the reputation of or the financial detriment of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been (i) delivered to him a notice of termination which shall include a statement to the effect that Executive was guilty of conduct justifying termination for Cause, AND (ii) an opportunity given to him on not less than 72 hours notice to be heard before at lest a majority of the Board of Directors. "Good Reason" shall be defined as (i) demotion of Executive from the position of Chief Executive Officer without the consent of Executive; (ii) any attempt to decrease Executive's Base Salary; (iii) any breach of this Agreement by the Company; or (iv) any requirement that Executive relocate to an office more than 30 miles from Las Vegas, Nevada. In the event Executive is discharged for any other reason whatsoever the Company shall be obligated to pay Executive a severance sum in cash. The severance amount shall be calculated by taking the sum of all shares held by executive plus any shares held in trust or by an entity where executive is the beneficial owner of said shares and combining all share amounts. This shall also include any shares, options, or warrants which are contractually obligated by the company and the total of these instruments shall be added to the share count as if earned. The severance amount to be paid shall be based on the total share count multiplied by the market share price of the trailing 14 day trading average times twenty percent (20%). Said severance sum shall be paid to Executive prior to any termination becoming effective. Failure by the company to pay the full amount of the severance to Executive within 5 days of the notice of termination, unless Executive agrees in writing to alternative terms, will negate any discharge of Executive.

Without Cause or With Good Reason: Notwithstanding any other provision of this Section 5, the Board shall have the right to terminate Executive's employment with the Company without Cause, and Executive shall have the right to resign with Good Reason, at any time. If the Company terminates Executive without Cause or Executive terminates for Good Reason, then the Company shall, within two (2) weeks of such termination, make an immediate lump sum payment in the amount of  one time the applicable Base Salary for a period equal to two (2) years following the date of termination (the "Severance Period"), net of applicable taxes, plus  any Bonuses as set by the Board of Directors and duly approved (based on the assumption that the Company would achieve all performance targets for a 100% bonus), and the Company shall provide the Additional Benefits provided for under Section 4 for the remainder of the term, including the accelerated full vesting of Stock Options. The present value of the aggregate unpaid Base Salary and Bonuses shall be determined under the then applicable federal rates under the Internal Revenue Code. Further, if Executive is terminated without Cause or resigns with Good Reason, all stock options held by Executive shall become fully vested.

6.
Buy Out Provision: If the Employer terminates the Executive's employment because the business is sold, the Employer will pay to the Executive (1) the Executive's accrued salary and vacation, including the then unused accrued vacation, up to and. including the date of termination and (2) the equivalent of two years of the Executive's Base Salary, less applicable deductions and withholdings, pursuant to the Employer's standard pay periods and practices; provided, however, that such payments shall be deemed severance pay and not wages. Such payment shall be made to the Executive as soon as administratively practicable after the termination of the Executive's employment, but no later than two weeks from the date the Executive's employment is so terminated. The Executive shall execute a release of all current or future claims, known or unknown, arising on or before the date of the release, against the Employer and its subsidiaries and the directors, officers, employees and affiliates of any of them, in a form approved by the Employer and (3) the Executive shall be entitled to all stock grants on section 4 which shall be issued upon termination.

7.
Golden Parachute Limitation:  The payments and benefits payable to Executive under this Agreement and all other contracts, arrangements, or programs with the Company shall not, in the aggregate exceed the maximum amount that may be paid to to Executive without triggering golden parachute penalties  under Section 280G  of the  Internal Revenue Code of 1986, as amended (the "Code"), as determined in good faith by the Company's independent auditors.  Executive agrees that, to the extent payments or benefits under this Agreement would not be deductible under Code Section 162(m) if made or provided when otherwise due under this Agreement, such payments and benefits shall be made or provided later, immediately after Section 162(m) ceases to preclude their deduction, with interest thereon at the rate provided in Code Section 1274(b)(2)(B). If even after such deferral the payments and benefits otherwise payable to Executive must be reduced to avoid triggering such penalties, the payments and benefits will be reduced in the priority order designated by the Executive, or, if the Executive fails promptly to designate an order, in the priority order designated by the Company. If an amount in excess of the limit set forth in this Section 8 is paid to Executive, Executive shall repay the excess amount to the Company upon demand. Executive and the Company agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits received by Executive.

8.
Business Expenses:   During the term of this Agreement, the Company shall reimburse Executive promptly for business expenditures made and substantiated in accordance with policies, practices and procedures established from time to time by the Company generally with respect to other employees and incurred in the pursuit and furtherance of the Company's business and good will.

9.
Confidential Information:    Executive acknowledges that the nature of Executive's engagement by the Company is such that Executive shall have access to information of a confidential and/or trade secret nature which has great value to the Company and which constitutes a substantial basis and foundation upon which the business of the Company is based.   Such information includes financial, marketing data, techniques, processes, formulas, developmental or experimental work, work in process, methods, trade secrets (including, without limitation, customer lists and lists of customer sources), or any other secret or confidential information relating to the products, services, customers, sales or business affairs of the Company or its Affiliates (the "Confidential  Information").  Executive shall keep all such Confidential Information in confidence during the term of this Agreement and at any time thereafter and shall not disclose any of such Confidential Information to any other person, except to the extend such disclosure is (i) required by applicable law, (ii) lawfully obtainable from other sources, or (iii) authorized in writing by the Company. Upon termination of Executive's employment with the Company, Executive shall deliver to the Company all documents, records, notebooks, work papers, and all similar material containing any of the foregoing information, whether prepared by Executive, the Company or anyone else.

Non-Competition:   In order to protect the Confidential Information, Executive agrees that during the term of Executive's employment, and for a period of one years thereafter if Executive employment is terminated by the Company with Cause or by Executive without Good Reason, Executive shall not, directly or indirectly, whether as an owner, partner, shareholder, agent, employee, creditor or otherwise, promote, participate or engage in any activity or other business competitive with the Company's business or the business of any present Affiliate of the Company in the state of Nevada if such activity or other business involves any use by Executive of any of the Confidential Information. The Company shall notify Executive of any perceived violation of this Section 8, and Executive shall have 30 days to cure such violation.

11.
Non-Solicitation of Customers: Executive agrees that for a period of two (2) year after the termination of employment with the Company, Executive will not, on behalf of himself or any other individual, association or entity, whether or not affiliated with Executive call on any of the customers of the Company or any Affiliate of the Company for the purpose of soliciting or inducing any of such customers to acquire (or providing to any of such customers) any product or service provided by the Company or any Affiliate of the Company, nor will Executive in any way, directly or indirectly, as agent or otherwise, in any other manner solicit, influence or encourage such customers to take away or to divert or direct their business to Executive or any other person or entity by or with which Executive is employed, associated, affiliated or otherwise related if such business is competitive with the Company.

12.
Noninterference with Executives:    In order to protect the Confidential Information, Executive agrees that during the term hereof and for a period of two (2) years thereafter, Executive will not, directly or indirectly, induce or entice any employee of the Company or  its  Affiliates to  leave such employment or cause  anyone  else to  leave  such employment.

13.
Indemnity:   To the fullest extend permitted by applicable law and the bylaws of the Company, as from time to time in effect, the Company shall indemnify Executive and hold Executive harmless for any acts or decisions made in good faith while performing services for the Company, and the Company shall use commercially reasonable efforts to obtain coverage for Executive (provided the same may be obtained at reasonable cost) under any liability insurance policy or policies now in force or hereafter obtained during the term of this Agreement that cover other officers of the Company having comparable or lesser status and responsibility.   The Company will pay and, subject to any legal limitations, advance all reasonable expenses, including reasonable attorneys' fees and costs of court approved settlements, actually and necessarily incurred by Executive in connection with the defense of any action, suit or proceeding and in connection with any appeal thereon, which has been brought against Executive by reason of Executive's service as an officer or agent of the Company, except if shown that Executive has breached his duties and obligations to the Company.

14.
Severability:   If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible.   In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

15.
Succession:    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.    The obligations and duties of Executive hereunder are personal and otherwise not assignable.   Executive's obligations and representations under this Agreement will survive the termination of Executive's employment, regardless of the manner of such termination.

16.	Notices: Any notice or other communication provided for in this Agreement shall be in writing and sent if to the Company to its office at:

Las Vegas Railway Express, Inc.
6050 Via Austi Parkway, Suite # 170 Las Vegas, Nevada 89119
(702)583-6698

or at such other address as the Company may from time to time in writing designate, and if to Executive at such address as Executive may from time to time in writing designate. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 14 and a verification of receipt is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

17.
Entire Agreement: This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes agreements, undertakings, commitments and practices relating to Executive's employment by the Company.

18.	Amendments: No amendment or modification of the terms of this Agreement shall be valid unless made in writing and duly executed by both parties.

19.
Waiver:   No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

20.
Governing Law:  This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflicts of law doctrines, and any court action arising out of this Agreement shall be brought in any court of competent jurisdiction within the State of Nevada.

21.
Arbitration: The parties may, if they so desire and elect, submit any claim for payment under this Agreement or any dispute regarding the interpretation of this Agreement to arbitration upon such terms and provisions to which they agree.

22.
Withholding: All compensation payable hereunder, including salary and other benefits, and amounts payable under Section 5 above, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

23.
Counterparts:   This Agreement and any amendment hereto may be executed in one or   more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

24.	Headings: Section and other headings contained in this Agreement arc for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

25.
Representation  By Counsel;  Interpretation:    The Company and  Executive each acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law, including but not limited to Section 1654 of the California civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.   The provision of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY

Las Vegas Railway Express, Inc.

By: ______________________

Its: ______________________

EXECUTIVE

Michael A. Barron

__________________________